Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
PDL BioPharma, Inc. (the “Company,” “we,” “our” and “us”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.
Description of Common Stock

Common Stock
The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, as amended, and our third amended and restated bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.
Our authorized capital stock consists of 350,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Voting Rights
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by majority vote in uncontested elections, and by plurality vote in contested elections (i.e., where the number of director nominees exceeds the number of directors to be elected). If a director does not receive a majority vote for reelection in an uncontested election, our Corporate Governance Guidelines require such director to offer his or her resignation, subject to the approval of the independent directors of our board of directors.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose.
Liquidation Rights
In the event of any liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any.
Other Rights
Holders of common stock have no preemptive rights. The common stock is not entitled to any sinking fund, redemption or conversion provisions.
Fully Paid and Nonassessable
The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.
Listing
The transfer agent and registrar for the common stock is Computershare, Inc, 250 Royall Street, Canton, Massachusetts 02021.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
The following provisions in our charter or bylaws may make a takeover of our Company more difficult:

•	a provision in our charter that our board of directors will be a classified board pursuant to which one-third of our directors will be elected each year to serve for a three-year term;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors; and

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bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

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before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

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on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.